Exhibit 99.1

GS Financial Corp. Announces First Quarter Results

Metairie, La., April 29, 2011 – GS Financial Corp. (NASDAQ Global Market: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (“Guaranty”), reported earnings for the quarter ended March 31, 2011 of $174,000, or $0.14 per share basic and diluted, compared with a net loss of $52,000, or ($0.04) per share basic and diluted, for the same period in 2010.

President Stephen E. Wessel commented, “We reported another profitable quarter resulting from further improvement in our net interest margin which increased our net interest income. On March 30, 2011, we entered into a definitive agreement to merge with Home Bancorp, Inc., the holding company for Home Bank, a Federally-chartered savings bank headquartered in Lafayette, Louisiana.”

Net interest income for the quarter ended March 31, 2011 was $2.3 million, which represents an increase of $118,000, or 5.4%, compared to the quarter ended March 31, 2010. The increase in net interest income when comparing the quarterly period ended March 31, 2011 to the same period in the prior year was primarily due to a decrease in the cost of interest-bearing deposits which was partially offset by decreases in the average balance and average yield on mortgage-backed securities. Interest and dividend income decreased by $198,000, or 5.8%, to $3.2 million and interest expense decreased by $316,000, or 25.3%, to $935,000 for the first quarter of 2011 when compared to the first quarter of 2010.

The net interest margin improved by 36 basis points from 3.43% for the three months ended March 31, 2010 to 3.79% for the three months ended March 31, 2011. The increase in net interest margin during the first quarter of 2011 compared to the first quarter of 2010 was primarily attributable to a 56 basis point decrease in the average cost of time deposits as well as a 61 basis point decrease in the average cost of NOW and MMDA accounts. This was partially offset by a 163 basis point decrease in the average yield on mortgage-backed securities from 4.00% to 2.37% when comparing the same respective periods.

Based on the Company’s assessment of its credit risk and the review of adversely classified loans, a provision for loan losses of $230,000 was recorded during the first quarter of 2011. This provision primarily reflected updated appraisals received on certain impaired loans which indicated lower collateral values. The Company recorded a total of $2.8 million in loan loss provisions during 2010, $500,000 of which was recorded during the first quarter. As of March 31, 2011, the Company’s allowance for losses was $3.5 million, or 33.2% of nonperforming loans and 1.8% of total loans, compared to $3.7 million, or 34.1% of nonperforming loans and 1.9% of total loans, at December 31, 2010. During the quarter ended March 31, 2011, the Company recorded $378,000 in net charge-offs to the allowance for loan losses. The Company believes that the allowance for loan losses recorded as of March 31, 2011 is appropriate to cover the probable losses in its loan portfolio.

Nonperforming assets consists of loans on nonaccrual status, including nonaccrual troubled debt restructurings, and foreclosed assets. The following table sets forth the Company’s nonperforming assets at the dates indicated. The Company did not have any loans greater than 90 days delinquent and accruing interest at the dates indicated.

NONPERFORMING ASSETS
	2011	2010
($ in thousands)	March 31	December 31	March 31
Loans Accounted for on a Nonaccrual Basis	$ 10,615	$ 10,765	$ 6,973
Foreclosed Assets	2,110	1,358	2,272
Total Nonperforming Assets	$ 12,725	$ 12,123	$ 9,245
Performing Troubled Debt Restructurings (TDRs)	-	592	-
Select Asset Quality Ratios:
Nonaccrual Loans to Total Loans	5.51%	5.59%	3.64%
Nonperforming Assets to Loans Plus Foreclosed Assets	6.53%	6.26%	4.77%
Nonperforming Assets to Total Assets	4.83%	4.60%	3.33%
Allowance for Loans Losses to Nonperforming Loans	33.19%	34.10%	40.27%
Allowance for Loans Losses to Total Loans	1.83%	1.91%	1.47%

Nonperforming assets increased $602,000, or 5.0%, from $12.1 million at December 31, 2010 to $12.7 million at March 31, 2011. One troubled-debt restructuring for $621,000 to a commercial borrower secured by five properties located in New Orleans, Louisiana was moved to nonaccrual status during the first quarter of 2011 based on continued delinquency. Real estate owned increased from $1.4 million at December 31, 2010 to $2.1 million at March 31, 2011 following the completion of foreclosure proceedings on three single family residential dwellings and two parcels of vacant land located in New Orleans, Louisiana. The remainder of the increase in nonperforming assets was due to delinquencies on smaller balance loans secured by one-to four-family residential real estate located in New Orleans, Louisiana, and its neighboring parishes.

As of March 31, 2011, real estate owned included ten single family dwellings aggregating $1.7 million that are primarily located in New Orleans, Louisiana. Additional properties included in real estate owned as of March 31, 2011, included: four parcels of vacant land located in New Orleans, Louisiana, and one parcel of vacant land located in Abita Springs, Louisiana; one multifamily dwelling located in New Orleans, Louisiana; and a commercial property located in Chalmette, Louisiana. There were no sales of real estate owned during the first quarter of 2011.

Noninterest income for the first quarter of 2011 was $92,000, a decrease of $121,000 from $213,000 for the first quarter of 2010. The decrease in noninterest income when comparing the quarterly periods ended March 31, 2011 and March 31, 2010 was primarily due to a decrease in the gains realized on the sales of residential loans in the secondary market. This was largely attributable to an increase in the market rates of interest for these loans as well as a decline in the local real estate market.

Noninterest expense for the first quarter of 2011 was $1.9 million, which represents a decrease of approximately $74,000, or 3.7%, from $2.0 million for the first quarter of 2010. Noninterest expense was positively impacted by reductions in compensation expense as well as business development and advertising expenses.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area, changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition
(Unaudited)

($ in thousands)	March 31, 2011	December 31, 2010
ASSETS
Cash & Amounts Due from Depository Institutions	$7,534	$4,270
Interest-Bearing Deposits in Other Banks	1,620	5,267
Federal Funds Sold	524	717
Securities Available-for-Sale, at Fair Value	47,563	48,308
Loans, Net	189,286	189,229
Accrued Interest Receivable	1,372	1,498
Other Real Estate	2,110	1,358
Premises & Equipment, Net	6,819	6,819
Stock in Federal Home Loan Bank, at Cost	1,775	1,702
Real Estate Held-for-Investment, Net	416	418
Other Assets	4,221	4,225
Total Assets	$263,240	$263,811

LIABILITIES
Deposits
Noninterest-Bearing	$15,153	$15,696
Interest-Bearing	182,076	183,060
Total Deposits	197,229	198,756
Advance Payments by Borrowers for Taxes and Insurance	334	223
FHLB Advances	36,233	35,398
Other Liabilities	1,516	1,744
Total Liabilities	235,312	236,121

STOCKHOLDERS' EQUITY
Common Stock - $.01 Par Value	$34	$34
Additional Paid-in Capital	34,541	34,541
Unearned RRP Trust Stock	(95)	(105)
Treasury Stock	(32,449)	(32,449)
Retained Earnings	25,733	25,685
Accumulated Other Comprehensive Income (Loss)	164	(16)
Total Stockholders' Equity	27,928	27,690
Total Liabilities & Stockholders' Equity	$263,240	$263,811

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended
	March 31,
($ in thousands, except per share data)	2011	2010
Interest and Dividend Income	$3,245	$3,443
Interest Expense	935	1,251

Net Interest Income	2,310	2,192
Provision for Loan Losses	230	500

Net Interest Income after Provision for Loan Losses	2,080	1,692

Noninterest Income	92	213
Noninterest Expense	1,946	2,020

Income (Loss) Before Income Tax Expense	226	(115)

Income Tax Expense (Benefit)	52	(63)
Net Income (Loss)	$174	$(52)
Earnings (Loss) Per Share - Basic	$0.14	$(0.04)
Earnings (Loss) Per Share - Diluted	$0.14	$(0.04)

Key Ratios:
Return on Average Assets1	0.27%	-0.08%
Return on Average Stockholders' Equity1	2.47%	-0.74%
Net Interest Margin1	3.79%	3.43%
Average Loans to Average Deposits	99.42%	93.56%
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities	113.02%	110.91%
Efficiency Ratio	81.01%	83.99%
Noninterest Expense to Average Assets1	3.00%	2.96%
Stockholders' Equity to Total Assets	10.61%	10.12%
1Annualized

Contact:  Stephen F. Theriot
 Chief Financial Officer
 (504) 883-5528